EXHIBIT 10(a)
EMPLOYMENT AGREEMENT

AGREEMENT by and between WELLMAN, INC., a Delaware corporation (the "Company") and THOMAS M. DUFF (the "Executive"), dated as of the 1st day of January, 1990.

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued service and dedication of the Executive. In addition, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements currently and upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. The Board of Directors also believes that the autonomy, authority and responsibility possessed by the Executive is a significant attribute of his employment and a Change of Control would be likely to significantly diminish the attractiveness to Executive of employment by the Company, and has determined to allow Executive to chose whether to continue in the employ of the Company upon a Change of Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions. (a) The "Effective Date" shall be the first date during the "Employment Period" (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (2) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

(b) The "Employment Period" is the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Employment Period may be extended so as to terminate three years from such Renewal Date, if prior to the Renewal Date the Company shall give notice in writing to the Executive that the Employment Period shall be so extended and the Executive agrees to such extension in writing. Notwithstanding the foregoing, unless the Employment Period has already terminated, the Employment Period shall be automatically extended upon a Change of Control so as to terminate three years from the Effective Date (such three year period of the Employment Period being hereinafter referred to as the "Change of Control Employment Period").

(c) "Change of Control". For the purpose of this Agreement, a "Change of Control" shall mean:

(i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or

(ii) Individuals who, as of January 1, 1990, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1990 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) Approval by the stockholders of the Company of (x) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (y) a complete liquidation or dissolution of the Company or (z) the sale or other disposition of all or substantially all of the assets of the Company.

(iv) Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Executive has a direct or indirect equity interest, such event shall not constitute a Change of Control; provided, however, that the limitation contained in this sentence shall not apply to any direct or indirect equity interest in a corporation or other entity (1) which equity interest is part of a class of equity interests which are publicly traded on any securities exchange or other market system, (2) received by the Executive, without the Executive's concurrence or consent, as a result of a purchase or other acquisition of the Company by such corporation or other entity, or (3) received by the Executive, without the Executive's concurrence or consent, in connection with a purchase or other acquisition of the Company by such corporation or other entity in respect of any stock options or performance awards granted to the Executive by the Company.

2. Employment Period. The Company hereby agrees to continue the Executive in its employ, and, subject to Executive's right to terminate his employment for Good Reason (as hereinafter defined), the Executive hereby agrees to remain in the employ of the Company for the Employment Period.

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Company agrees to employee the Executive as President and Chief Executive Officer, or in such other capacity as the Company may designate, provided that during the Change of Control Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location and in no event shall Executive be required to travel outside such location more often than 45 days in any calendar year.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the company and to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Change of Control Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of at least $500,000 which shall be payable no less frequently than monthly. Within 30 days following the end of each three year period within the Employment Period, the Annual Base Salary shall be reviewed for consideration of possible increases based on the Executive's performance and other relevant circumstances in such a manner as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" includes any company controlled by, controlling or under common control with the Company.

(ii) Executive Bonus Plan. In addition to Annual Base Salary, during each year of the Employment Period, the Executive shall be designated as a participant in the Company's Executive Bonus Plan (the "Bonus Plan"), which provides for bonus payments of up to 100% of Executive's Annual Base Salary and, subject to meeting the criteria of the Bonus Plan, shall receive the bonus award provided for therein (the "Annual Award").

(iii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year during the Change of Control Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to (x) the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) bonus (the "Recent Annual Bonus") paid or payable to the Executive by the Company and its affiliated companies in respect of the two fiscal years immediately preceding the fiscal year in which the Effective Date occurs less (y) the Annual Award actually paid to the Executive with respect to the current fiscal year under the Bonus Plan. Each such Annual Bonus shall be paid not later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iv) Incentive, Savings and Retirement Plans. In addition to Annual Base Salary, the Annual Award and Annual Bonus payable as hereinabove provided, the Executive shall be eligible to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive during the Change of Control Employment Period with incentive, savings and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date.

(v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) and applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide benefits during the Change of Control Employment Period which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period immediately preceding the Effective Date.

(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive provided that during the Change of Control Employment Period such reimbursement shall be in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii) Fringe Benefits. During the Change of Control Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Office and Support Staff. During the Change of Control Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(ix) Vacation. During the Change of Control Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plan, policies, programs and practices of the Company and its affiliated companies as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer incentives of the Company and its affiliated companies.

(x) Perquisites. During the Employment Period the Company also will furnish the Executive without cost to him, (i) a Company owned or leased full-sized luxury automobile not more than three years old (Jaguar [SJ6] or equivalent), (ii) an annual examination of the Executive by a physician selected in accordance with the Company's current policy, and (iii) personal financial, investment and tax advice not to exceed $15,000 per annum, to the extent costs and expenses of the Executive to be reimbursed are properly documented for federal income taxation purposes to preserve any deduction for such reimbursement to which the Company may be entitled.

(xi) Deferrals. Prior to January 31, in each calendar year during the Employment Period, the Executive may elect to defer receipt of up to 50% of the Base Salary provided for under Section 3(b)(i) above and up to 100% of the Bonus Award under Section 3(b)(ii) above, otherwise payable to the Executive during such year, to a date or event specified by the Executive that shall be no later than the 10th anniversary of the date of the Executive's termination of employment by the Company. Upon the date specified by the Executive for receipt of his deferred compensation, the Executive will be entitled to a cash payment in a lump sum or annual installments as he shall have previously elected, equal to the aggregate amount of deferrals increased by the "Interest Equivalent" on such deferrals. The "Interest Equivalent" shall be equal to the amount of interest that would have been earned had such deferrals been immediately invested in an interest bearing account bearing the "Applicable Rate" at the time such payment of Base Salary or Bonus Award would otherwise have been made to the Executive. The "Applicable Rate" shall be an annual rate determined as of the first business day of each year, applied prospectively to the deferred compensation account, equal to the greater of the "Prime Rate" announced by Fleet National Bank as its Prime Rate as of the first business day of each calendar year, or the yield to maturity on ten-year United States Treasury Bonds.

4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive's employment during the Employment Period for "Cause". For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, (ii) repeated violations by the Executive of the Executive's obligations under Section 3(a) of this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of the Executive of a felony involving moral turpitude; and prior to the Change of Control Employment Period also shall mean gross misconduct and the willful failure to perform the directives of the Board of Directors and which are not remedied in a reasonable time after written notice thereof.

(c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means (i) a Change of Control and/or (ii) if Executive shall elect to remain in the employ of the Company during the Change of Control Employment Period, the occurrence of any one or more of the following during the Change of Control Employment Period:

A. the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a)(i)(A) of this Agreement, or any other action by the Company which results in a diminition in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

B. any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

C. the Company's requiring the Executive to be based at any office or location other than that described in Section 3(a)(i)(B) hereof;

D. any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

E. any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

The Company acknowledges and agrees that a material inducement to Executive in entering into this Agreement was the right of Executive to terminate his employment for Good Reason, as defined herein, including the right to determine whether to continue in the employ of the Company upon a Change of Control or terminate such employment and receive the monetary payments and other benefits provided for in Section 5(e).

(d) Notice of Termination. Any termination on or after the Effective Date by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purpose of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice), and (iii) if the Date of Termination is on or after the Effective Date, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision referred to in clause (1) hereof. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

(e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Company upon Termination.

(a) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, provided that if the Executive's death occurs during the Change of Control Employment Period, the Company shall have the following obligations: (i) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of the greater of the Annual Bonus paid or payable (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) to the Executive for the most recently completed fiscal year during the Employment Period, if any, and the Recent Annual Bonus (such greater amount hereafter referred to as the "Highest Annual Bonus") and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company (the amounts described in paragraphs (i), (ii) and (iii) are hereafter referred to as "Accrued Obligations"). All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, if the Executive's death occurs during the Change of Control Employment Period, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their families.

(b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executives, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, if the Disability Effective Date occurs during the Change of Control Employment Period, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families.

(c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d) Termination Other than for Cause or Disability Prior to the Effective Date. If, during the Employment Period but prior to the Effective Date, the Company shall terminate the Executive's employment other than for Cause or Disability.

(i) the Company shall pay to the Executives:

A. an amount equal to the product of (x) the Annual Base Salary and (y) a fraction, the numerator of which is the number of months remaining in the Employment Period immediately prior to the Executive's termination of employment and the denominator of which is twelve, such amount to be paid in equal monthly installments; and

B. an amount equal to the product of (i) the Highest Annual Bonus and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, such amount to be paid in equal monthly installments; and

C. any compensation previously deferred by the Executive (together with any accrued interest therein) and not yet paid by the Company, such amount to be paid in a lump sum within 30 days following the Date of Termination; and

(ii) for the remainder of the Employment Period, the Company shall continue benefits to the Executive and/or the Executive's family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(v) of this Agreement in effect as of the Date of Termination if the Executive's employment had not been terminated. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

(e) Termination for Good Reason; Termination During Change of Control Employment Period. If the Executive shall terminate his employment under this Agreement for Good Reason or if during the Change of Control Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination all Accrued Obligations;

(ii) the Company shall pay to the Executive as severance pay within 30 days after the Date of Termination an amount equal to the product of (x) 3 and (y) the sum of (i) Annual Base Salary and (ii) the Highest Annual Bonus; and

(iii) from the Date of Termination through the end of the Change of Control Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(v) of this Agreement if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable to other peer executives and their families during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Change of Control Employment Period and to have retired on the last day of such period.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and amounts payable to Executive from any other employment or source shall not reduce the amounts payable to Executive hereunder. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity of enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 8 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

8. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Ernst & Young (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the Date of Termination, if applicable, or such earlier time as is requested by, the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 8(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than twenty business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim.

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company.

(iii) cooperate with the Company in good faith in order effectively to contest such claim.

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement during or with respect to the Change of Control Employment Period.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, or by Federal Express, Express Mail or other overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Thomas M. Duff

5 North Ward Avenue

Rumson, New Jersey 07760

If to the Company:

The Compensation Committee

of the Board of Directors of Wellman, Inc.

c/o Dr. Richard P. Heitmiller

12 Sullivan Street

Nashua, New Hampshire 03060

and:

Jonathan M. Nelson

c/o Narragansett Capital, Inc.

Fleet Center - 9th Floor

50 Kennedy Plaza

Providence, RI 02903

with a copy to:

David K. Duffell, Esq.

c/o Edwards & Angell

2700 Hospital Trust Tower

Providence, RI 02903

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written .

By /s/ Thomas M. Duff Thomas M. Duff
WELLMAN, INC. By /s/ Clifford J. Christenson Clifford J. Christenson Chief Financial Officer

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the "Agreement") made as of the 1st day of January, 1997 by and between WELLMAN, INC., a Delaware corporation (the "Company"), and THOMAS M. DUFF (the "Executive").

W I T N E S S E T H:

WHEREAS, the parties hereto entered into an Employment Agreement dated as of January 1, 1990, as amended by a First Amendment thereto dated as of January 1, 1993 and further amended by a Second Amendment thereto dated as of January 1, 1995 (collectively, the "Original Employment Agreement"), pursuant to which the Company agreed to continue to employ the Executive, and the Executive agreed to remain in the employ of the Company; and

WHEREAS, the parties have agreed to certain modifications to the Original Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. All capitalized terms not defined herein shall have the same meaning ascribed to such terms in the Original Employment Agreement.

Section 2. Amendments to Original Employment Agreement. (a) Effective as of the date hereof, Section 1(b) of the Original Employment Agreement is amended in its entirety to read as follows:

"(b) Subject to earlier termination as provided in Section 4 herein, the "Employment Period" shall be the period commencing on January 1, 1997 and continuing until the date either the Company or the Executive shall notify the other, in writing, that such party desires to terminate the Executive's employment under this Agreement. Notwithstanding the foregoing, unless the Employment Period has already terminated, the Employment Period shall be automatically extended upon a Change in Control so as to terminate three years from the Effective Date (such three year period of the Employment Period being hereinafter referred to as the "Change in Control Employment Period")."

(b) Effective as of the date hereof, clause (i) of Section 4(e) of the Original Employment Agreement is amended in its entirety to read as follows:

"(i) if the Executive's employment is terminated by the Company (other than for Cause or Disability) or by the Executive, the Date of Termination shall be the date on which the Company or the Executive, as the case may be, notifies the other of such termination and"

(c) Effective as of the date hereof, Section 5(d) of the Original Employment Agreement is amended in its entirety to read as follows:

.

"(d) Termination Other than for Cause or Disability Prior to the Effective Date. If, during the Employment Period but prior to the Effective Date, the Company shall terminate the Executive's employment other than for Cause or Disability.

(i) the Company shall pay to the Executive:
(A) an amount equal to the Annual Base Salary, such amount to be paid in twelve substantially equal monthly installments; and

(B) an amount equal to the Highest Annual Bonus, such amount to be paid in twelve substantially equal monthly installments; and

(C) any compensation previously deferred by the Executive (together with any accrued interest therein) and not yet paid by the Company, such amount to be paid in a lump sum within 30 days following the Date of Termination.

(ii) for a period of twelve (12) months following the Date of Termination, the Company shall continue benefits to the Executive and/or the Executive's family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(v) of this Agreement in effect as of the Date of Termination if the Executive's employment had not been terminated. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of such twelve (12) month period and to have retired on the last day of such period."

(d) Effective as of the date hereof, the address for the Executive and the Company set forth in Section 11(b) of the Original Employment Agreement are amended to read as follows:

"If to the Executive: Thomas M. Duff 105 Rumson Road Rumson, NJ 07760
If to the Company: James E. Rogers, Chairman Compensation Committee of the Board of Directors of Wellman, Inc. SCI Investors, Inc. 101 Shockoe Slip, Suite 0 Richmond, VA 23219-4144
with a copy to: David K. Duffell, Esquire Edwards & Angell 2700 Hospital Trust Tower Providence, RI 02903"

Section 3. Ratification. Each party hereto hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Original Employment Agreement, as amended by the terms hereof. All references to the "Employment Agreement" or the "Agreement" or any other defined term amended hereby contained in the Original Employment Agreement, shall be deemed to be amended to refer to the Original Employment Agreement, as amended by the terms hereof or to such amended defined term, as the case may be.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written .

/s/ Thomas M. Duff Thomas M. Duff
WELLMAN, INC. /s/ Clifford J. Christenson Clifford J. Christenson Title: Executive Vice President